EXHIBIT 99.4

Bijan Amini
Steven G. Storch
STORCH AMINI & MUNVES PC
140 E. 45th St., 25th Floor
New York, New York 10017
(212) 490-4100
Attorneys for Plaintiff

INTERNATIONAL CHAMBER OF COMMERCE INTERNATIONAL COURT OF ARBITRATION
INTERCOMSOFT LIMITED,
Case No.: 14 581/EBS
Claimant,

-Against-	DEMAND FOR ARBITRATION

MINISTRY OF ECONOMICS,
REPUBLIC OF MOLDOVA, MINISTRY
OF INFORMATION DEVELOPMENT
STATE ENTERPRISE REGISTRU and
THE REPUBLIC OF MOLDOVA,

Respondents.

            Claimant Intercomsoft Limited (“Intercomsoft”) by its undersigned attorneys, Storch Amini & Munves PC, as and for its demand for arbitration against respondents Ministry of Economics, Republic of Moldova, Ministry of Information Development State Enterprise Registru, and The Republic of Moldova, hereby alleges as follows:

PARTIES

            1.        Claimant Intercomsoft is an Irish corporation and is a wholly owned subsidiary of Trimol Group, Inc., a publicly owned American corporation with its principal place of business at 1285 Avenue of the Americas, 35th Floor, New York, NY 10019.

            2.        Respondent Ministry of Economics, Republic of Moldova (“Ministry of Economics”) is a department of the Government of the Republic of Moldova, with an address of Piata Marii Arlunari Nationale 1, 2033 Chisinau, Republic of Moldova.

            3.        Respondent Ministry of Information Development, State Enterprise “Registru” is a department of the Government of the Republic of Moldova, with an address of 42 Pushkin Street, Chisinau, Republic of Moldova.

            4.        Respondent the Republic of Moldova (“Moldova”) is a sovereign nation located in Eastern Europe. The Paris, France Embassy for the Republic of Moldova is located at 1, Rue de Sfax – 75116, Paris, France.

PRELIMINARY STATEMENT

            5.        This is an action for breach of a leasing and licensing contract by which claimant has been, during the last ten years, the exclusive lessor of certain proprietary technology owned by Intercomsoft’s supplier (the “Technology”) and certain specialized equipment, and the supplier of other materials to the Ministry of Economics in connection with Moldova’s production and issuance of passports, driver’s licenses, vehicle permits and government issued identification cards for all of the citizens and residents of Moldova (the “Essential Government Documents”) and the creation of a national database in connection therewith. The contract granted the Ministry of Economics a non-exclusive license to use such technology for the production of the Essential Government Documents.

            6.        By this action, claimant seeks an injunction preventing Moldova from continuing to use the equipment, technology and other materials obtained from or at the discretion of Intercomsoft, and for monetary damages for various breaches of the express provisions of the aforementioned contract.

ARBITRATION PROVISIONS OF THE CONTRACT

            7.        On April 29, 1996, Intercomsoft entered into a contract with the Ministry of Economics for the Republic of Moldova entitled “Contract On Leasing Equipment and Licensing Technology,” which contract was supplemented by two subsequent amendments (the “Supply Agreement”). A copy of the Supply Agreement is attached as Exhibit A.

            8.        The Supply Agreement provides that “disputes or disagreements that cannot be solved through negotiations shall be brought before the International Arbitration Court in Switzerland.” Exhibit A, paragraph 11.2.

            9.        The Supply Agreement also provides that the arbitration will proceed in accordance with the [sic] “international law.” Id.

            10.        The Supply Agreement does not provide for a specific number of arbitrators to hear this dispute. Claimant prefers that the arbitration proceed before one arbitrator inasmuch as the nature and complexity of the dispute does not require more than one arbitrator.

            11.        Claimant further states that the arbitration should proceed in English. The Supply Agreement was written in English and the parties, during the performance of the Supply Agreement, have communicated exclusively in English.

FACTUAL ALLEGATIONS

            12.        As noted above, on April 29, 1996, Intercomsoft entered into the Supply Agreement with the Ministry of Economics for the Republic of Moldova. Exhibit A.

            13.        The Supply Agreement was entered into for the benefit of Moldova’s Ministry of Internal Affairs pursuant to Moldova state contract number 2801-19 concerning the establishment in Moldova in 1993 of a National Register of Population and a National Passport System.

            14.        The Ministry of Economics explicitly warranted that its obligations under the Supply Agreement were “duly confirmed” and “guaranteed” by Moldova (paragraphs 1.4 and 9.5).

            15.        Pursuant to the Supply Agreement, Intercomsoft was to provide the Ministry of Economics with all of the specialized equipment, including computers, computer servers and printers, necessary for the production of all Essential Government Documents and the creation of Moldova’s national database in connection therewith. Intercomsoft complied with such obligation and invested substantial amounts in purchasing and installing such equipment in Moldova.

            16.        In addition to supplying the equipment, Intercomsoft provided a non-exclusive license to the Technology to enable Moldova to use the equipment to produce the Essential Government Documents. All of Moldova’s Essential Government Documents have been produced with the use of the equipment and Technology during the past ten years under the Supply Agreement.

            17.        The Supply Agreement also required Intercomsoft to provide the Ministry of Economics with certain consumables each month (i.e., specialized paper and other raw materials), which are used to produce the Essential Government Documents. Intercomsoft has caused such consumables to be supplied to the Ministry of Economics in compliance with such obligations under the Supply Agreement.

            18.        Under the Supply Agreement, the Ministry of Economics was obligated to pay Intercomsoft a “lease and license payment” of forty percent (40%) of the price paid by each end-user of each such Essential Government Document, but in no event were such payments to be less than $10.00 for each passport produced and $4.50 for each other Essential Government

Document (i.e., drivers’ licenses, vehicle permits and government issued identification cards) produced by Moldova (paragraph 2.1(a)). These amounts were to be increased every two years based upon the rate of inflation in the United States (paragraph 2.1(a)).

            19.        Such per document payments were explicitly required to be made to Intercomsoft on a monthly basis, on or before the tenth (10th ) day of each month, and in the event of “delays in payment, [the Ministry of Economics] shall pay a penalty equal to 0.2% of the overdue sum for each delayed day” (paragraph 2.2).

            20.        In January 2006, without justification or explanation, the Ministry of Economics ceased making such per document payments to Intercomsoft.

            21.        The per document payments due under the Supply Agreement for the months of January 2006 through April 2006, including interest for late payments through September 13, 2006, total $3,032,620.88. A day-by-day calculation of the amounts due and owing under the Supply Agreement with the daily penalties assessed as provided for under the Supply Agreement is annexed hereto as Exhibit B.

            22.        In addition to failing to make such required per document payments, the Ministry of Economics has failed to include inflation adjustments to the per document payments as provided for under the Supply Agreement. The failure to include such inflation adjustments under the terms of the Supply Agreement has resulted in underpayments to Intercomsoft totaling $4,261,240.98. A chart calculating, inter alia, the required inflation adjustments is annexed hereto as Exhibit C.

            23.        In addition to the unpaid per document payments, late penalty payments and inflation adjustments described above, the Supply Agreement also provided for guaranteed minimum “annual production” quantities for each of the Essential Government Documents.

These minimum guarantee quantities were contained in an exhibit to the Supply Agreement which was explicitly incorporated into the Supply Agreement (paragraph 4.5). A copy of the minimum annual guaranteed production table is annexed to the Supply Agreement.

            24.        Any difference (i.e., “shortfall”) between the actual number of Essential Government Documents produced in each year during the term of the Supply Agreement and the minimum annual guaranteed production quantities for such year was to be paid to Intercomsoft.

            25.        Due to the shortfall in the number of actual documents produced as compared to such annual minimum guarantees, the Ministry of Economics owes Intercomsoft no less than $17,500,000. See Exhibit C.

            26.        The Supply Agreement provides that any party that violated its terms “shall pay the other party a compensation for the loss, damage and the profit lost as the result of such violation.” (paragraph 9.4)

            27.        In addition to the foregoing amounts, Intercomsoft has suffered such damages in amounts to be determined at arbitration, but in no event less than $8,000,000.

            28.        The Ministry of Economics explicitly agreed in the Supply Agreement that it would not enter into any activities that would be in direct or indirect competition with Intercomsoft during a period of three (3) years after the expiration of the Supply Agreement (paragraph 7.3).

            29.        The Supply Agreement was for a period of ten years and provided that it “shall be automatically extended for an additional term of ten (10) years, unless either party hereto has notified the other party in writing at least three (3) months before the expiration” of the initial ten year term (paragraph 1.2).

            30.        The Supply Agreement further provided that it could not be assigned or transferred without the explicit prior written consent of Intercomsoft (paragraph 1.5).

            31.        In or around April 25, 2006, four days prior to the expiration of the initial term of the Supply Agreement, Intercomsoft received a faxed letter from the Ministry of Information Development stating that the Supply Agreement had been transferred to that State agency and, further, that the Ministry of Information Development had placed the contract with the “State Enterprise Registru.” Intercomsoft never consented to this transfer.

            32.        In violation of the terms of the Supply Agreement, the letter also purported to terminate the contract effective April 29, 2006.

            33.        Even if the Supply Agreement has expired or was properly terminated, which claimant disputes, respondents have, subsequent to April 29, 2006, continued to produce Essential Government Documents with the equipment, materials and technology supplied by Intercomsoft without making any payments to Intercomsoft. Any such continued production of Essential Government Documents is a breach of the Supply Agreement and claimant continues to suffer damages as a result of this conduct.

            34.        Intercomsoft has fulfilled all of its obligations under the Supply Agreement.

AS AND FOR THE FIRST CLAIM FOR RELIEF
(Breach of Contract)

            35.        Claimant hereby repeats and realleges each and every allegation set forth in the preceding paragraphs above as if fully set forth herein.

            36.        Claimant Intercomsoft has complied with its obligations under the Supply Agreement by providing all of the technology, equipment and consumables required under the Supply Agreement.

            37.        Respondents have breached the terms of the Supply Agreement by attempting to transfer or assign the Supply Agreement to another entity without the prior written consent of Intercomsoft.

            38.        Respondents have also systematically breached the Supply Agreement by, at the very least, failing to pay monthly leasing and licensing sums due under the terms of the Supply Agreement between January 2006 and the present date, failing to provide inflation adjustments for the per document payments remitted to Intercomsoft and failing to make payment for the agreed upon annual minimum amount of documents provided for under the Supply Agreement.

            39.        Claimant is entitled to monetary damages in an amount to be proven at arbitration, but in no event less than $41,000,000, due to the Ministry of Economics’ material breaches of the Supply Agreement with respect to its (i) a failure to pay monthly leasing and licensing sums due under the Supply Agreement for the first four months of 2006; (ii) a failure to pay increased price per Essential Government Document reflecting the inflation adjustments provided for under the Supply Agreement; (iii) underproduction, and thereby underpayments, of the annual minimum per document production quantities contained in the Supply Agreement; and (iv) losses, damages and profits lost as a result of the breaches of the Supply Agreement.

            40.        Claimant is entitled either to payment in accordance with the Supply Agreement for the duration of the second ten year term or, should the Arbitrator(s) rule that the Supply Agreement was properly terminated, to injunctive relief to prevent respondents from using the technology, equipment and consumables provided to them under the Supply Agreement and otherwise entering into activities in direct competition with claimant for the three year period specified in the Supply Agreement.

PRAYER FOR RELIEF

WHEREFORE, Claimant demands judgment as follows: (1) On the First Claim for Relief, awarding

a.	either payment in accordance with the Supply Agreement for the duration of the second ten year term or, should the Arbitrator(s) rule that the Supply Agreement was properly terminated, in the alternative, an injunction prohibiting respondents the Ministry of Economics of the Republic of Moldova and the Government of the Republic Moldova, and any of their departments, officers, employees and agents, and any persons in active concert or participation with them, from using any of the technology and equipment and consumables provided under the Supply Agreement, or otherwise competing with claimant for the three year period specified in the Supply Agreement; and

b.	damages in the amount of $3,032,620.88 for amounts past due for lease and license payments due under the Supply Agreement, together with interest thereon calculated pursuant to the terms of the Supply Agreement; and

c.	damages in the amount of $4,261,240.98 for amounts due and owing to claimant under the Supply Agreement for inflation adjustments pursuant to the terms of the Supply Agreement and unpaid by respondents; and

d.	damages in the amount of $17,598,443.91 for amounts due and owing to claimant under the terms of the Supply Agreement for shortfalls of the guaranteed annual minimum quantities contained in the Supply Agreement;

e.	damages in an amount to be determined at arbitration, but in no event less than $8,000,000 for losses, damages and the lost profit suffered by claimant as a result of respondents breaches of the Supply Agreement;

f.	damages in an amount to be determined at arbitration, but in no event less than $9,000,000 for respondents continued use of the equipment, technology and consumables provided by claimant under the Supply Agreement; and

g.	For such other and further relief as the Arbitrator(s) deems just and proper together with the costs and expenses of this proceeding.

Dated: New York, New York
             September 17, 2006

STORCH AMINI & MUNVES PC By: /s/ Bijan Amini Bijan Amini Steven G. Storch 140 E. 45th St., 25th Floor New York, New York 10017 Tel: (212) 490-4100 Fax: (212) 490-4208 Attorneys for Claimant